Exhibit 99.1



                      BJ's Restaurants, Inc. to Present at
          the Oppenheimer Fourth Annual Restaurant Conference and Tour



    HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--Nov. 10, 2006--BJ's Restaurants, Inc. (NASDAQ:BJRI) will be presenting at the Oppenheimer 4th Annual Restaurant Conference and Tour to be held at the Wynn Las Vegas on Thursday, November 16, 2006. The Company's presentation will be at approximately 2:05 p.m. (Pacific).

    The presentation will be broadcast over the Internet. Interested parties can listen to the presentation by accessing the Company's website located at http://www.bjsrestaurants.com. To access the live simulcast of the presentation, please go to the Company's website at least 15 minutes prior to the presentation to download and install any necessary audio software. An archive of the presentation will be available for two weeks.

    BJ's Restaurants, Inc. currently owns and operates 55 casual dining restaurants under the BJ's Restaurant and Brewery, BJ's Restaurant and Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates 11 microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (35), Texas (8), Arizona (4), Colorado (3), Oregon (3) and Nevada (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

    Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 35 of our current 55 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks,
(xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage,
(xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    For further information, please contact Greg Levin of BJ's
Restaurants, Inc. (714) 848-3747 ext. 240.



    CONTACT: BJ's Restaurants, Inc.
             Greg Levin, 714-848-3747, ext. 240